Exhibit 99.2
Agilysys Announces New Operational Leadership Team;
Eliminates Layer of Senior Management in Strategic Realignment
CLEVELAND, Ohio — October 23, 2008 — Agilysys, Inc. (Nasdaq: AGYS) announced today that as part of its strategic management realignment the leaders of the company’s three operating segments — Hospitality Solutions Group (HSG), Retail Solutions Group (RSG) and Technology Solutions Group (TSG) — will now report directly to President and Chief Executive Officer Martin F. Ellis, in the process eliminating a layer of management.
“We have a very talented and seasoned operational leadership team who I intend to work very closely with in refocusing our corporate strategy to drive value creation,” stated Ellis, who was elected to his new positions earlier this week. “They are acknowledged industry leaders in their respective markets who are keenly focused on growing their distinctive brands and targeted customer bases.”
Tina Stehle, 51, was named senior vice president and general manager of Alpharetta, Georgia-based HSG. Stehle, previously HSG senior vice president, joined Agilysys in 2004 through the acquisition of Inter-American Data, Inc. (IAD), where she served as vice president, software services. Prior to joining IAD, Stehle worked for Flagler Computer Software, where her primary function was software development and technical services. Additionally, over the years, Stehle has held various senior-level positions at Federal Express, Cox Communications and D’Arcy MacManus Masius. Stehle received her bachelor’s degree in education from Wilkes University in Pennsylvania and her MBA from Emory University’s Goizueta School of Business in Atlanta.
Paul Civils, 58, was promoted to senior vice president and general manager of RSG, based in Greenville, South Carolina. Civils, formerly vice president and general manager, joined Agilysys in 2003 through the acquisition of Kyrus Corporation. Prior to joining Kyrus, Civils was a sales manager for the industrial sector of Info Systems of North Carolina, an IBM business partner. He began his career in 1977 at IBM, where he held various sales and sales management positions. Civils earned his bachelor’s degree from Western Kentucky University. Additionally, he has completed leadership and management training from IBM in classes taught at Harvard University and at the IBM campuses.
Tony Mellina, 52, was named senior vice president and general manager of TSG, based in Edison, New Jersey. Mellina, formerly senior vice president of Sun technology solutions, joined Agilysys in 2007 through the acquisition of Innovativ Systems Design, Inc., where he served as CEO. Before joining Innovativ, Mellina held various sales and sales management positions at Sun Microsystems and Honeywell. Mellina earned a bachelor’s degree in economics from the City University of New York.
Three Executive Positions Eliminated
Agilysys has eliminated the positions of Robert J. Bailey and Peter J. Coleman, both executive vice presidents, and Jeff Levine, senior vice president — IT and operations, effective immediately.
All three previously reported to Arthur Rhein, who retired this week as president and chief executive officer, and stepped down as chairman and a company director. Their corporate positions, based in Boca Raton, Florida and Solon, Ohio, will not be filled as part of the company’s plan to more fully integrate their responsibilities into business unit management and consolidate its Florida corporate headquarters into its Solon offices.

“As a result of our emphasis on reshaping and streamlining this company, it has become clear that we no longer can afford the corporate overhead that was anticipated to support our previous growth target,” said Ellis. “As a result, we are restructuring corporate SG&A to improve operating performance, deliver sustainable earnings growth and position the company for the future.”
Agilysys has set a strategic objective of realigning overhead infrastructure with current market realities. In addition to $17 million of expenses eliminated as a result of cost-reduction initiatives earlier this year, the company has identified further opportunities, including a management realignment and headquarters consolidation.
“We greatly appreciate the dedication of Bob, Pete and Jeff, and the many important contributions they have made during their long and distinguished careers with Agilysys,” said Ellis. “We wish them well in their future endeavors.”
Bailey, who began his career with Agilysys in 1977, was named executive vice president in 2002. He had been a member of the Agilysys Executive Committee since 2000.
Coleman began his career with Agilysys in 1972 and was also named executive vice president in 2002. He had been a member of the Agilysys Executive Committee since 2000.
Levine, who joined Agilysys in 1985, was promoted to senior vice president — IT and operations in 2006.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland with fiscal 2008 revenues of $781 million, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
Investor contact:
Martin Ellis
President and Chief Executive Officer
Agilysys, Inc.
440-519-8636
martin.ellis@agilysys.com
Media contact:
Shawn Turner
Communications Manager
Agilysys, Inc.
440-519-8627
shawn.turner@agilysys.com